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Exhibit 10.1

August 6, 2010

[NAME OF EMPLOYEE]
[ADDRESS]

Dear [FIRST NAME]:

        This letter agreement (this "Agreement") sets forth the arrangements between Helicos BioSciences Corporation (the "Company") and you in connection with your continued employment with the Company as it considers alternatives to its existing long-term strategic focus, including a repositioning of the Company in the genetic analysis markets. We would like to retain your focused and committed efforts during this period of uncertainty in exchange for the benefits and incentives detailed in this Agreement in addition to other compensation you may earn from your service to the Company.

        1.     Restricted Stock Award

        (a)    Award.    Upon the fifth (5th) business day after the Company's shareholders approve an increase in the number of shares reserved for issuance under the Company's 2007 Stock and Option Incentive Plan or a successor plan (the "2007 Plan"), the Company agrees to grant you a restricted stock award ("Award") of the Company's common stock, par value $0.001 per share ("Common Stock"), under the 2007 Plan in the amount of [NUMBER] shares. The Award will vest according to the following vesting schedule (the "Vesting Schedule"):

January 1, 2011	12.5%
July 1, 2011	12.5%
January 1, 2012	12.5%
July 1, 2012	12.5%
January 1, 2013	12.5%
July 1, 2013	12.5%
January 1, 2014	12.5%
July 1, 2014	12.5%

100%

        Your Award will be documented by and shall be subject to the terms of the 2007 Plan and the Company's standard Restricted Stock Award Agreement that will be entered into between you and the Company.

        (b)    Contingency for Available Shares.    If, upon any increase in the number of shares reserved under the 2007 Plan (including by way of Company shareholder approval or the evergreen provisions contained in the 2007 Plan), there are insufficient shares available under the 2007 Plan to satisfy your Award and all similar restricted stock awards to other members of the Company's management team pursuant to letter agreements similar to this Agreement, you and such other members of the Company's management team will receive a pro rata portion of available shares in respect of such restricted stock awards until sufficient shares are reserved thereafter under the 2007 Plan, if ever. Please note that the Company cannot guarantee that shareholder approval of an increase in the number of shares reserved under the 2007 Plan will be received.

        (c)    Change in Control Protection.    If, prior to the issuance of your entire Award or Anti-Dilution Award(s) (as defined below), there is a Terminating Event (as defined below) within twelve (12) months after the consummation of a Change in Control of the Company (as defined below), the Company or its successor in such Change in Control (as the case may be) shall make (x) a lump sum cash payment to you in respect of such unissued portion of your Award and Anti-Dilution Award(s), as applicable, in an amount equal to the fair market value of such unissued portion of your Award and Anti-Dilution Award(s), as applicable, determined immediately prior to the consummation of such Change in Control or (y) appropriate provision for the substitution of the unissued portion of your Award and Anti-Dilution Award(s), as applicable, with new awards of securities of the Company, its successor in such Change in Control, or the parent entity of the Company or such successor, with appropriate adjustment as to the number and kind of securities as the Committee (as defined below) shall specify. For clarity, any portion of your Award and Anti-Dilution Award(s) actually issued in advance of any Change in Control shall be governed by the terms of the Restricted Stock Award Agreement between you and the Company in respect thereof, the 2007 Plan, the Change in Control Agreement between you and the Company and any other applicable agreement between you and the Company and not by the preceding sentence.

          (i)    For purposes of this Agreement, "Terminating Event" shall have the meaning ascribed thereto in the Change in Control Agreement between you and the Company.

          (ii)   For purposes of this Agreement, a "Change in Control" shall mean a strategic transaction involving an acquisition of all of the Company's then outstanding Common Stock by a third party or any consolidation or merger of the Company where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, shares representing in the aggregate more than 50 percent of the voting shares of the Company issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), provided, however that a liquidation, winding up or dissolution of the Company in the absence of a strategic transaction shall not be deemed to be a "Change in Control" of the Company for purposes of this Agreement.

        (d)    Anti-Dilution Protection.

          (i)    Your Award shall be subject to anti-dilution protection which will be triggered in the event that the Company effects an equity or equity-linked financing, whether strategic or otherwise, beginning with and including the Company's next equity or equity-linked financing consummated following June 21, 2010 and continuing during the twenty-four (24) month period after such next financing until the Company has raised an aggregate of twenty-five million dollars ($25,000,000) in net proceeds in one or more such financings (each such financing, a "Company Financing").

          (ii)   Pursuant to the anti-dilution provision described in the previous paragraph, within five (5) business days after the occurrence of any Company Financing, the Company will grant you an additional restricted stock award of Common Stock in an amount determined by (i) multiplying the Corporation's reserved and outstanding Common Stock equivalents after such Company Financing (which for clarity shall include all outstanding shares of Common Stock, securities exercisable for or convertible into Common Stock, and shares of Common Stock reserved but unissued under the Plan and any other then effective incentive equity compensation plan of the Corporation) by your "fully diluted equity percentage" of [INDIVIDUAL PERCENTAGE] less (ii) shares of Common Stock in the amount of [INSERT CURRENT RESTRICTED STOCK AMOUNT] less (iii) shares of Common Stock issued under the Award described in Section 1 of this Agreement less (iv) shares of Common Stock previously issued to you as an anti-dilution adjustment in respect of any prior Company Financing (any such additional issuances calculated by subtracting (ii), (iii) and (iv) from (i), the "Anti-Dilution Awards").

          (iii)  Each Anti-Dilution Award(s) will vest according to the Vesting Schedule. In addition, your right to receive any Anti-Dilution Award shall be contingent upon there being sufficient shares available under 2007 Plan or, if there are not, receipt of shareholder approval of the requisite subsequent increase in shares reserved under the Plan. If, after completion of a Company Financing and the satisfaction of any then pending obligation of the Company to issue new awards under the 2007 Plan (other than anti-dilution protection obligations), there are insufficient shares available under 2007 Plan to satisfy your Anti-Dilution Awards and any similar anti-dilution protection obligation to other Company employees, you and such other employees will receive a pro rata portion of available shares in respect of the Anti-Dilution Award to which you are entitled until the Company receives shareholder approval of a requisite subsequent increase in shares reserved under the Plan, if ever. Please note that the Company cannot guarantee that such shareholder approval will be received. All Anti-Dilution Awards will be documented by and shall be subject to the terms of the 2007 Plan and the Company's standard Restricted Stock Award Agreement that will be entered into between you and the Company.

        2.     Cash/Unrestricted Stock Award.

        (a)    Award and Timing of Payment.    The Company shall grant you a retention award having a value of $[AMOUNT] (the "Cash/Stock Payment") upon the following schedule and terms.

          (i)    First Installment:    If the Company has at least fifteen million dollars ($15,000,000) in cash and cash equivalents (including liquid investment securities) on its balance sheet (the "Requisite Cash Balance") after the closing of the first equity or equity-linked financing subsequent to the date hereof and such financing yields a minimum of ten million dollars ($10,000,000) in net proceeds, the Company will deliver to you fifty percent (50%) of your Cash/Stock Payment (the "First Installment"). The Company will deliver the First Installment on or before the thirty-sixth (36th) business day following such first financing. In the event that the Company does not have the Requisite Cash Balance as of the closing of such first financing but thereafter the Company achieves the Requisite Cash Balance, Company will deliver to you the First Installment within five (5) business days after the Company achieves the Requisite Cash Balance, if ever.

          (ii)    Second Installment:    Provided that the First Installment described in the preceding paragraph has been achieved, the Company will deliver to you fifty percent (50%) of your Cash/Stock Payment within five (5) business days after the Company has received an aggregate of five-hundred thousand dollars ($500,000) in proceeds from the sale of diagnostic services.

        (b)    Form of Award.    The compensation committee (the "Committee") of the Company's board of directors will determine whether to make your Cash/Stock Payment in a lump sum cash payment or in the form of shares of unrestricted Common Stock within thirty-five (35) trading days after the closing of the financing referred to in Section 2(a)(i). If the Committee determines to pay the Cash/Stock Payment in shares of unrestricted Common Stock:

  •
  The number of shares of unrestricted Common Stock to which you are entitled in respect of both the First Installment and the Second Installment shall be determined by dividing the amount set forth in Section 2(a) by the 30-day average closing price of the shares of Common Stock, as reported by Nasdaq Stock Market LLC (or the primary market on which the Common Stock then trades), following the closing of the financing referred to in Section 2(a)(i).

  •
  The issuance of your shares of unrestricted Common Stock is subject to there being sufficient shares available under 2007 Plan to satisfy your First Installment or the Second Installment, as the case may be, and all similar unrestricted Common Stock awards to other members of the Company's management team pursuant to letter agreements similar to this Agreement. If there are insufficient shares available under 2007 Plan to satisfy all such unrestricted Common Stock awards, you and such other members of the Company's management team will receive a pro rata portion of available shares in respect of such unrestricted Common Stock awards until sufficient shares are reserved thereafter under the 2007 Plan, if ever. Please note that the Company cannot guarantee that shareholder approval of an increase in the number of shares reserved under the 2007 Plan will be received.

        3.     Impact of this Agreement on Employment and Other Agreements.

        Notwithstanding anything to contrary herein, your employment shall be deemed an employment at will and your employment may be terminated at will by you or the Company at anytime for any or no reason except that you agree to give the Company written notice at least thirty (30) calendar days in advance of you terminating your employment, provided that the Company may waive any obligation to continue your employment after such written notice is received. The benefits to which you are entitled hereunder are in addition to the benefits to which you may be entitled under any other agreements with the Company except that (i) payments hereunder may be limited by, and deemed to be "Severance Payments" under, Section 5 of your Change in Control Agreement with the Company and (ii) the Award and Anti-Dilution Award(s), if and to the extent actually issued, shall be governed by the terms of the Restricted Stock Award Agreement between you and the Company in respect thereof, the 2007 Plan, the Change in Control Agreement between you and the Company and any other applicable agreement between you and the Company in respect of equity awards generally. Except as provided in Section 1(c), the benefits to which you are entitled hereunder will terminate in connection with the termination of your employment.

        4.     Section 409A.

        Notwithstanding anything in this Agreement to the contrary, in the event that any benefits payable or otherwise provided under this Agreement would be deemed to constitute non-qualified deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended ("Section 409A"), you and the Company shall adjust the terms of such payment or benefit in a commercially reasonable manner to comply in good faith with the requirements of Section 409A and to avoid the imposition of any excise tax or other penalty with respect to such payment or benefit under Section 409A, including agreeing to delay the receipt of any payments to a six-month wait after your separation from service.

        5.     Miscellaneous.

        (a)    Entire Agreement.    This Agreement sets forth the entire agreement between the parties hereto with respect to its subject matter, and supersedes and replaces any and all previous oral or written communications, representation, promises or agreements between the parties relating to this subject.

        (b)    Amendment.    This Agreement may not be changed or otherwise modified except by an instrument in writing signed by you and an authorized representative of the Company.

        (c)    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of Massachusetts.

        (d)    No Waiver.    The failure of the Company or you to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

        (e)    Severability.    In the event that anyone or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement outstanding shall not be affected thereby.

        (f)    Arbitration.    Any claim or controversy arising from your employment with the Company, the termination of your employment, this Agreement, or any other related matter will be resolved by final and binding arbitration under the Employment Dispute Resolution Rules of the American Arbitration Association. This arbitration remedy will be exclusive. To invoke the arbitration remedy, the complaining party must give notice in writing to the other party and to the American Arbitration Association of his or its intention to arbitrate within the statue of limitations applicable to the controversy and must first submit the matter to a non-binding mediation before a mediator agreed upon by the parties. The arbitrator will have the authority to grant the same remedies that could be awarded by a court of competent jurisdiction. The arbitrator will issue findings of fact and conclusions of law supporting the award. The losing party in any such dispute will pay all of the winning party's costs, including any arbitrator or administrative fees and reasonable attorneys' fees. Any arbitration will be held in Massachusetts.

        (g)    Notice.    For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the execution page of the letter agreement, provided that all notices to the Company shall be directed to the attention of the General Counsel of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

        (h)    Withholding Taxes.    The Company may withhold from any amounts payable under this Agreement such U.S. federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

        (i)    Counterparts.    This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

Sincerely,
By:	Company Representative

Accepted and Agreed:
By:	[NAME OF EMPLOYEE]

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  Exhibit 10.1